The following is a transcript of the third quarter earnings conference call of RAIT Financial Trust, or RAIT, held on November 5, 2007.

FORWARD LOOKING STATEMENTS

This filing, including information included or incorporated by reference in this filing, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about future financial and operating results and performance, statements about RAIT’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of RAIT’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of RAIT. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: those discussed and identified in RAIT’s public filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2006, its most recent quarterly report on Form 10-Q, and its current report on Form 8-K filed January 10, 2007.

These risks and uncertainties also include the following factors: adverse market developments and credit losses have reduced, and may continue to reduce, the value of trust preferred securities, or TruPS, and subordinated debentures; adverse market developments may reduce the value of other assets in RAIT’s investment portfolio; RAIT’s liquidity may be adversely affected by the reduced availability of short-term and long-term financing, including a reduction in the market for securities issued in securitizations and in the availability of repurchase agreements and warehouse facilities; RAIT’s liquidity may be adversely affected by margin calls; RAIT may be unable to obtain adequate capital at attractive rates or otherwise; payment delinquencies or failure to meet other collateral performance criteria in collateral underlying RAIT’s securitizations have restricted, and may continue to restrict RAIT’s ability to receive cash distributions from its securitizations; covenants in RAIT’s financing arrangements may restrict its business operations; fluctuations in interest rates and related hedging activities against such interest rates may affect RAIT’s earnings and the value of its assets; borrowing costs may increase relative to the interest received on RAIT’s investments; RAIT may be unable to acquire eligible securities for securitization transactions on favorable economic terms; RAIT may experience unexpected results arising from litigation; RAIT and Taberna may fail to maintain qualification as REITs; RAIT may fail to maintain exemptions under the Investment Company Act of 1940; geographic concentrations in investment portfolios of residential mortgage loans could be adversely affected by economic factors unique to such concentrations; the market value of real estate that secures mortgage loans could diminish due to factors outside of RAIT’s control; adverse governmental or regulatory policies may be enacted; management and other key personnel may be lost; competition from other REITs and other specialty finance companies may increase; and general business and economic conditions could adversely affect credit quality and loan originations.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the conference call referenced in this filing or the date of any document incorporated by reference in this filing. All subsequent written and oral forward-looking statements concerning the matters addressed in this filing and attributable to RAIT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events, except as may be required by law.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

CORPORATE PARTICIPANTS

Andres Viroslav

RAIT Financial Trust — Director, Corporate Communications

Daniel Cohen

RAIT Financial Trust — CEO

Jack Salmon

RAIT Financial Trust — CFO. Treasurer

Betsy Cohen

RAIT Financial Trust — Chairman of the Board

CONFERENCE CALL PARTICIPANTS

Marsella Martino

KeyBanc Capital Market — Analyst

Bob Napoli

Piper Jaffray — Analyst

Andrew Wessel

JP Morgan — Analyst

Lee Cooperman

Omega Advisors — Analyst

Jason Arnold

RBC Capital Markets — Analyst

David Fick

Stifel Nicholaus — Analyst

Michael Cohen

Sinova Capital — Analyst

David Chiaverini

BMO Capital Markets — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2007 RAIT Financial Trust earnings conference call. My name is Towanda and I will be your coordinator for today. [OPERATOR INSTRUCTIONS]. As a reminder, this conference is being recorded for replay purposes. At this time, I would now like to turn the call over to Mr. Andres Viroslav, Director of Corporate Communication. Please proceed, sir.

Andres Viroslav - RAIT Financial Trust — Director, Corporate Communications

Thank you, Towanda, and good afternoon to everyone. Thanks for joining us today to review RAIT Financial Trust’s third quarter 2007 financial results. On the call with me today are Daniel Cohen, Chief Executive Officer, Betsy Cohen, Chairman of the Board and Jack Salmon, our Chief Financial Officer. This afternoon’s call is being Webcast on our website at www.raitft.com. There will be a replay of the call beginning at approximately 5:30 Eastern time today. The dial-in for the replay is 888-286-8010 with a confirmation code of 37183341.

Before I turn the call over to Daniel, I would like to remind everyone that there may be forward-looking statements made in this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith, pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press release and filings with the SEC for factors that could affect the accuracy of our expectations or cause our future results to differ materially from those expectations. Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information and our reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure is attached to RAIT’s most recent current report on Form 8-K available at RAIT’s website www.raitft.com under Investor Relations. RAIT’s other SEC filings are also available through this link. RAIT does not undertake to update forward-looking statements in this call or with respect to matters described herein except as may be required by law. Now, I’d like to turn the call over to RAIT’s CEO, Daniel Cohen. Daniel.

Daniel Cohen - RAIT Financial Trust — CEO

Thank you, Andres for your introduction, and useful information. And, thank all of you for joining us and welcome to RAIT Financial Trust’s third quarter 2007 financial results conference call. In the third quarter, we earned $0.54 per share in adjusted earnings, which is a metric we use primarily to determine our distributable cash. Our tangible book value stood at $11.63 per share. Our economic book value at $13.27 per share. Our economic book value represents, we believe, the value which we have available in our portfolio to use to earn and adds back to the tangible book value the excess amounts that we have charged against the non-recourse financing which supports our assets, beyond the amount that we have at risk. On $13.27 of economic book value, the $0.54 of adjusted earnings represents a return on equity of 16%.

In light of the unprecedented conditions in the securitization marketplace, we took a charge through earnings in excess of $4 per share, based on third quarter credit events in our TruPS portfolio. Our borrowers, home builders and mortgage REITs, faced unprecedented conditions in this liquidity crunch. The change in our own financing and the availability and dependability of our financing, led us to sell assets at a loss and pay down our repo balances from $912 million at the end of June to $212 million at the end of September, while still having over $170 million of cash ourselves. We paid down approximately $700 million of short-term borrowings. This effort forced us to temporarily curtail our lending, which resulted in lower domestic origination fees, which resulted in less compensation and G&A expenses being offset and deferred in the quarter. Still, our portfolio generated sufficient earnings and cash flow to pay our current dividend and we have now resumed our lending to take advantage of market opportunities in the fourth quarter.

We are seeing opportunities in this liquidity constrained environment for lenders in general. We have been impacted by the losses in our TruPS portfolio, and our TruPS portfolio value has deteriorated. However, it is funded with term-funded debt and our losses are limited to our cash investments in our financing vehicles. Yet, between our available funds as the quarter ends in the United States and Europe, we had over a billion dollars in cash resources or restricted cash under management available to make future investments. This was essentially prefunded term debt.

We will earn both increased management and origination fees on this fund as well as increasing our net interest income and therefore recurring cash flows. In the current quarter, we expect to originate more loan volume and we expect that our expenses will be reduced further, as we cut some costs in anticipation of slower growth, but still growth. We will fund this growth out of redeployment of funds under management. We continue to get repayments on our debt and have these funds available that I talked about to deploy going forward from vehicles which have pre-committed debt financing. We have $1.8 billion of commercial real estate loans in two commercial real estate financing structures. The loans themselves have durations between one and ten years, and an average life of 3.7 years. As loans in these vehicles pay off, we expect to finance new assets at higher interest rates even though our borrowing costs will remain fixed.

We have $1.4 billion of debt, which carries an average rate of LIBOR plus 50, so when I say fixed, fixed relative to a floating rate spread which will remain in place for these financing structures for an average duration of seven to ten years. In the quarter, we believe that it was prudent, given the uncertainty in the financial markets, to retain some of the adjusted earnings that otherwise would have been available to pay a dividend, we wound up the quarter with over $170 million of cash. While we do not expect to be able to return to the dividend levels paid at the beginning of this year in the foreseeable future, we expect to continue to generate fees and cash flow supported by the net investment income of the current portfolio to continue the current dividend. We also expect to have funds available to either repurchase stock under our buyback program, or pay down debt opportunistically.

Now to the impact of the market conditions on us in credit. The unprecedented lack of liquidity in the marketplace resulted in the closing of the structured finance markets to most new debt issuances, especially by domestic residential mortgage REITs and other companies. It impacted our portfolio of trust preferreds. As a result we took a $247 million net charge for asset impairment. Certainly, these losses are significant and come in an environment where the credit crunch— the liquidity crunch, really, and the unprecedented stress in the mortgage marketplace affected our borrowers, both mortgage REITs and home builders. Jack will provide more detail on our methodology and the temporary and other than temporary asset impairments recorded for the quarter. What do we think of our continuing credit exposure? We believe that the credit environment does continue to be challenging. However, our total economic capital at risk in each one of our financing transactions is limited and non-recourse and we continue to monitor carefully our borrowers and believe that the continuing cash flows that we have should be continuable.

Our commercial loan portfolio of $2.2 billion is diversified, a major generator of cash flow for us and is secured primarily by income producing properties. When I say that, I mean that only 1.6% of our portfolio is secured by non-income producing property. And that project itself, it’s one project, is guaranteed by the borrowers. We have no condo conversion loans in our portfolio. We are cautious in today’s credit environment and recently undertook re-underwriting our entire portfolio to benchmark the performance of the properties against what our initial expectations were in terms of continuing cash flow from the underlying properties. New opportunities are coming to us today that seem very attractive, within our underwriting criteria and on which we expect to have improved yields as we experience paydowns from older— from older situations. What is our outlook for growth? Though our domestic trust preferred securities investments have been negatively impacted this quarter, we do see potential for growth in both our commercial real estate and European programs. It should be both somewhat on balance sheet as well as managing funds for others. Fundamentals for commercial real estate remain stable in the sectors and most of the marketplaces in which we have invested. The availability of financing through the debt capital market has been slow to recover.

Today our company is surrounded by good opportunities to fund secured commercial real estate loans, loans that we like and with returns we haven’t seen for a number of years. We currently manage a revolving portfolio of $2.2 billion of commercial real estate loans with permanent financing in place. Within this portfolio we see opportunities as we have loans pay off, we can make new loans at substantially higher rates. Our target ROEs, of course, have also gone up and we are building our pipeline. We believe that we will be able to manage a stable portfolio of commercial real estate loans with increasing rates over the near future. For the longer term, we are actively pursuing additional sources of financing for our commercial real estate business including expanding and growing our commercial banking relationships and potentially partnering with institutions that are looking to co-invest in the commercial assets we originate. Of course, we make our investments from our freely available cash only in the context of the good returns we see available for using free cash to repurchase our own stock and potentially also to retire our debt.

In Europe, we completed financing for €900 million of corporate and secured loans. This should be a good vehicle — this should be a good area for us for both fee and asset generation. Our group in Europe continues to generate significant fee income for the company. We manage approximately €1 billion of assets and should be at €1.5 billion of assets under management by the end of quarter two 2008. The management fees we generate there will generate over €5 million of annual fee income. The assets are performing as expected. As we move forward, we should see our portfolio investments and cash flow continue in an environment where we’ve reduced our short term borrowings and should be able to establish good opportunities going forward. With that, I’d like to turn the call over to Jack so he can go through the financials in more detail. Jack?

Jack Salmon - RAIT Financial Trust — CFO. Treasurer

Thank you, Daniel. I’m going to review our third quarter financial results. This will provide you with additional insight to the revaluation of our investment portfolio and the resulting effect it had on our adjusted earnings and dividends.

First, from a financial results standpoint. Total revenue in the third quarter was $56 million, which was in line with the second quarter total revenue of $56.7 million. This quarter had $11.3 million of fee income from management fees and origination fees on our non-consolidated portfolios, primarily in Europe. We had lower origination fees on our domestic commercial loans, resulting in less capitalization of compensation and direct costs of producing these assets and higher operating expenses in the third quarter. We adjusted the carrying values of certain intangible assets, leading to higher amortization expense of $17.5 million for the quarter as a whole and $46.1 million on a year-to-date basis. This amortization is added back to determine our adjusted earnings. As a result, we are reporting income from operations of $16 million for the quarter, and $68.2 million for the nine months ended September 30th, 2007.

Now our primary earnings driver is our net investment income which was $41.6 million on investment assets of $12.3 billion at September 30th. This compares to net investment income of $52.4 million during the second quarter on investments of approximately $12.9 billion. The difference relates to credit impairments that caused us to place approximately $362 million of loans on a non-accrual status thereby reducing net investment income by $5.1 million during the quarter and also we increased our allowances for losses by approximately $6.1 million, related primarily to our commercial real estate portfolio. As a result, our GAAP net loss of $4.02 per share reflects the permanent charges for asset impairments in our TruPS portfolio, write-downs in our available for sale securities and write-offs of intangible assets at an accelerated basis which totaled $247 million net loss. This loss was net of $96 million which was allocated to our minority interest investors.

From a balance sheet and equity standpoint, the accumulated OCI balance includes the cumulative effects of changes in interest rates under our existing hedging agreements of approximately $35 million on a year-to-date basis. This is primarily related to our TruPS portfolio. Our borrowing costs are priced off of LIBOR. We hedge against the potential interest rate effects of changes in this base index rate. This has led us to approximately $142 million decrease in the fair value of our cash flow hedges as LIBOR increased during the quarter in comparison to the first six months of 2007. Our hedging had $107 million favorable impact as of June 30th, ‘07 so you can see there was a dramatic effect of interest rates during the quarter. Although this volatility was significant, because we have effective hedges in place, the effect on earnings was minimal. We expect this to continue and have continued effective hedges in place for the fourth quarter and beyond.

Turning my attention to the investment portfolio and the steps that Daniel mentioned that we took to revalue our assets, there are several comments I would like to make. First of all, in our commercial real estate portfolio, we currently have approximately $2.5 billion of investments and made approximately $250 million of new investments during the third quarter. The new loan production for the year is approximately $1.3 billion, as compared to total production in 2006 of $1.1 billion. The CRE investments include approximately $40 million of loans on non-accrual basis representing about 1.6% of the total balance. We financed approximately $1.8 billion of these investments through two match funded CRE transactions that are generating returns on our $400 million of net investment of over 17% on an annualized basis. .

Our second portfolio was the TruPS portfolio which stands at approximately $5.4 billion of assets. All of the available for sale securities in these portfolios have been revalued, as we do every quarter, from a credit perspective. to determine their estimated fair value of assets as of September 30, 2007. When we completed the current estimate of fair value, and there was an indication that significant impairment had occurred, we further determined whether such impairment was either temporary or permanent in nature. For the permanent impairment portion, we recorded a P&L charge based on management’s estimate of the magnitude of the probable loss, net of the ultimate recovery we identified for each asset. This is the primary cause of the write-down that we recorded in P&L this quarter.

We experienced payment defaults as of the most recent payment date of the TruPS portfolio, which was October 30th, by five issuers that had a aggregate face value of approximately $315 million. Now these issuers represent a majority of the assets that had a permanent impairment charge reported as of September 30th. Current market conditions also led us to look at the estimated fair values of all the other securities in our portfolio and, as of September 30th, 2007, we have recorded approximately $187 million of cumulative, temporary investments, as we normally do, through a recorded charge in other comprehensive income, commonly known as OCI.

Turning to our residential portfolio, as of September 30th, that portfolio stood at $4.2 billion in assets which is down about approximately $150 million since June of ‘07 based on normal prepayments of the underlying mortgages. These high-grade adjustable rate mortgage portfolios continue to demonstrate expected credit performance with approximately 1.7% of delinquent loans on average greater than 30 days. This is fairly consistent with the same results we had as of June 30th. However, the cumulative cash losses are approximately $500,000 and we maintain a reserve of approximately $8.9 million for these loans. We believe this reserve is adequate and these loans are reported at amortized costs.

Finally, during the third quarter, we formed a second European based subordinated debt portfolio which will hold approximately €900 million securities upon full deployment of the capital. At closing, we funded approximately €455 million of assets and have locked in the cost of capital for the future fundings of these new investments. Basically, the cash that was borrowed at that time is available to make investments over the next six to nine months. We invested €17.5 million in the capital of this unconsolidated entity. As a result, we expect to generate management fees and origination fees in addition to our returns on our equity investments, over the coming years. The total European assets under management at September 30th were approximately €987 million which would generate just under $3 million of management fees on an annual basis.

Next I’d like to discuss our adjusted earnings. Adjusted earnings is a non-GAAP measure that compares to our net loss or net income per common share. We have reported a $244 million net loss for the third quarter 2007, compared to an $18.4 million net income in the comparative quarter of 2006. Primarily this has been attributed to the asset impairment charge we’ve spoken about. On a per share basis, this translates into a GAAP loss of $4.02 per common share. We have supplemented the GAAP information in the press release by reporting our estimate REIT taxable income of approximately $26.9 million or $0.44 per common share. This compares to $18.2 million or $0.64 per common share in the same quarter in 2006. There are primarily three reconciling differences that account for this difference in adjusted REIT taxable income compared to GAAP taxable income. They are as follows: First, the add back of the $247 million non cash asset impairment charge net of its related minority interest effects. This is not a deduction for tax purposes and therefore is added back to our adjusted earnings. Secondly, we have an add back for the non cash amortization of the intangible asset of the $17.5 million I spoke about. And thirdly, our taxable income adds back approximately $9.7 million of taxable losses generated by our TRS entities which do not affect our REIT taxable income for the corporate entity. Under this presentation of adjusted earnings we have included a $247 million non cash charge for asset impairment, depreciation of $1.9 million and amortization of intangible assets of $17.5 million, together with the other non cash components shown in the reconciliation.

As a result, adjusted earnings for the quarter were $33.0 million, reflecting the non cash reconciling items and resulted in $0.54 of adjusted earnings per common share. This corresponds to the third quarter dividend of $0.46 per common share that was paid on October 12th, 2007. On a year to date basis, we have generated $2.28 of adjusted earnings per common share and paid dividends of $2.10 per common share.

Finally, I would like to describe other financial information that we put into the press release. This is additional information for investors and will also be covered in our Q to be filed later this week. First topic is liquidity and capital resources.

During the third quarter we made significant progress on our goal to reduce our exposure to short term debt. Through a combination of asset sales, long-term debt financing, application of committed restricted cash and cash flow from operations, together with the cash resources we had available at the beginning of the quarter, we repaid approximately $700 million of short term debt by September 30th, 2007. This debt financed our residual interest in our residential mortgage portfolio and the temporary holdings we had of investment grade debt securities from our most recent CDO transactions. However, during the quarter, we issued approximately $167 million of this retained debt securities using those proceeds to help repay the related repurchase debt. As of September 30th, we had $345 million of indebtedness, including the $212 million of outstanding short term repo debt, $50 million of long-term trust preferred securities that we have issued, and approximately $82 million in secured bank debt under committed commercial bank credit facilities. We continue to maintain adequate liquidity through these sources together with the capital from anticipated bank and institutional capital providers that Daniel mentioned.

Lastly, I would like to comment about economic book value per share. We like to address this concept associated with presenting economic book value per share because we believe given the nature of the asset impairment which has affected our GAAP earnings, there is a lower amount of earnings charged from an economic standpoint and therefore we’re presenting economic book value per share. It reconciles off our tangible book value per share of $11.53 as of September 30th, 2007. The tangible book value per share includes the full impact of the asset impairment evaluation adjustments on a GAAP basis. However, these GAAP charges do not affect REIT taxable income or our adjusted earnings until such time that the underlying securities are sold or disposed of and the estimated loss has been realized. Therefore, economic book value reflects the adjustments to tangible book value for adding back the losses we have recorded in excess of our maximum potential cash loss.

Upon the ultimate disposition of assets, these economic losses will be realized but will be limited by the non-recourse nature of the financing structures that we have in place. RAIT may realize an accounting gain for GAAP purposes at that time as we recover the negative basis in these assets. So, as of September 30th, 2007 our economic book value per share of $13.27 reflects the adjustment of approximately $100 million representing losses we have recognized from asset impairments that are in excess of our maximum economic loss on our investments. And, this concludes the financial report. I would like to turn this back over to Daniel.

Daniel Cohen - RAIT Financial Trust — CEO

Okay. Thank you very much, Jack. As we look forward to moving past this asset impairment, we are pleased to be able to address recurring adjusted earnings and our ability to produce cash. We continue to produce cash and look forward to other quarters where we report to you without the asset impairment that we have here. If I can open the floor now. If I can ask the operator to open the microphone to questions. Thank you very much.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS]. Please stand by for your first question. Your first question comes from the line of Marsella Martino with Keybanc Capital Markets . Please proceed.

Marsella Martino - KeyBanc Capital Market — Analyst

Good afternoon. Can you just give a little bit more detail on the non-accrual loans that you recognized this quarter, maybe the types of loans that they were?

Daniel Cohen - RAIT Financial Trust — CEO

Jack?

Jack Salmon - RAIT Financial Trust – CFO, Treasurer

Sure. As I said, we have approximately $362 million of loans on non-accrual basis. Approximately $40 million of that is our commercial portfolio and the balance is in our TruPS portfolio. And in total, there are less than a dozen loans that we’re talking about.

Marsella Martino - KeyBanc Capital Market — Analyst

Okay. So no specific type of loan in the commercial or geography?

Betsy Cohen - RAIT Financial Trust — Chairman

Marsella, there are a series of loans that are primarily — the primary amount is $35 million and it’s guaranteed by a group of what we think are financially deep investors. It took longer to develop into a point of disposition and so we decided to put it on non-accrual.

Marsella Martino - KeyBanc Capital Market — Analyst

Okay. And you talked about you seeing a lot of opportunities out there. Can you specifically speak to the mezzanine market, what you’re seeing out there? Have you seen investors leave that space and does that open it up for you guys who have always been pretty strong in that area.

Betsy Cohen - RAIT Financial Trust — Chairman

I think there are many fewer lenders in the marketplace and that, combined with the CMBS market which has tightened up in many ways, makes it more valuable to a borrower to take a loan during — for a short period of time at a higher spread and there are not much of those pressure on the margins or on the spreads, whereas a result of the massive amount of capital that has flowed into this marketplace with much less capital in the marketplace, both on the primary or whole loan basis, as well as on the mezzanine basis, there are significantly more attractive and wider spreads that are available to us.

Daniel Cohen - RAIT Financial Trust — CEO

We’re seeing also on the bridge loan side a natural opportunity for us to partner up with commercial banks which we’re starting to do as we move through our existing pipeline right now and provide relatively low loan-to-value mezzanine financing, a lot of cash from acquirers into the properties and good rates and good returns for us on the mezzanine side.

Betsy Cohen - RAIT Financial Trust — Chairman

It’s almost like the good old days.

Marsella Martino - KeyBanc Capital Market — Analyst

Okay. Great. Thank you very much.

Daniel Cohen - RAIT Financial Trust — CEO

Thank you.

Operator

And your next question comes from the line of Bob Napoli with Piper Jaffray. Please proceed.

Bob Napoli - Piper Jaffray — Analyst

Good afternoon. A couple questions. The commercial— the yield on the commercial mortgage portfolio as reported is reduced this quarter. Declined from 9.7% to 8.9% quarter-over-quarter. I was trying to understand what caused that.

Jack Salmon - RAIT Financial Trust — CFO

Yes, I think the main difference, Bob, is there has been a slight increase in cost of funds. I think our spreads are holding up fairly well on the asset side and there’s a slightly higher cost of funds from interest costs.

Bob Napoli - Piper Jaffray — Analyst

Okay.

Daniel Cohen - RAIT Financial Trust — CEO

But also a bigger concentration of bridge lending on our balance sheet.

Betsy Cohen - RAIT Financial Trust — Chairman

I think that that’s absolutely true. The mix is different, as you can see in the press release, the percentage of multi-family housing loans is greater than it usually is and you may remember from quarters past, that this number pops around really as a result often of mix. We felt that the multi-family housing segment offered more opportunity just at this moment, even if at a slightly lower spread, not only because we think that it’s a good sector in the markets in which we are, but also because in addition to standard financing, we find ourselves able to access some of the government programs on behalf of our borrowers and therefore increase our ultimate yield. And the exit is easier as well. So for a variety of reasons, I think that we increase — we have an increased percentage in our portfolio of multi-family and that always lowers the yield a bit.

Bob Napoli - Piper Jaffray — Analyst

Okay. And generally, with lower risk.

Betsy Cohen - RAIT Financial Trust — Chairman

It matches the risk, yes.

Bob Napoli - Piper Jaffray — Analyst

Impairment, might need a little bit more color on what’s left on the balance sheet and what the risks are of additional impairments this quarter. We’re getting the two-step impairments from big institutions like Merrill Lynch and Citibank, I guess, and what retained interests are left on the balance sheet from the CDOs and what— maybe give me a little more color on why we should be convinced that you have absolutely taken a very conservative posture on your marks.

Daniel Cohen - RAIT Financial Trust — CEO

Well, we have tried to take an accurate posture on our marks, that’s all that we can do. And the situation that we have is very different from the situations that other people who are taking these two step write-downs. We took the— our portfolios are comprised of first loss pieces and pieces where we are, we take a limited amount of risk. So if there’s a billion dollar portfolio, we may take 5 or 10%. That’s our maximum loss that we’ve taken.

So in-— in six of our financing vehicles that we use in the trust preferred side, we’ve — we limit our risk and therefore we can’t have this two-step write-down, because unlike Merrill Lynch and Citi Corp., who retain the senior pieces— the super seniors, which are much larger and have the ability to have economic loss of the entire amount, often 90% of the entire structure, we have the much smaller pieces. So our losses are capped at that level. You know, we believe that we have taken a good and conservative stance on this and that our collection efforts will pay off in terms of maximizing our recoveries in the situations that we feel are questionable and at that — that our constant engagement in that process hopefully will result in better than what we think are accurate reflections of the losses that we might take.

Bob Napoli - Piper Jaffray — Analyst

Can you tell me what dollar amount of retained pieces are left on the balance sheet?

Daniel Cohen - RAIT Financial Trust — CEO

Well, we have — Jack.

Jack Salmon - RAIT Financial Trust — CFO. Treasurer

We have approximately $375 million of retained interest on our balance sheet at September 30th of ‘07 and that’s across all of our structures, where the risk exists.

Bob Napoli - Piper Jaffray — Analyst

What was that again the last quarter, Jack?

Jack Salmon - RAIT Financial Trust — CFO. Treasurer

$375 million at September 30th.

Bob Napoli - Piper Jaffray — Analyst

What was it at June 30th?

Jack Salmon - RAIT Financial Trust — CFO. Treasurer

I’d have to go back and look. I don’t have that number in front of me.

Betsy Cohen - RAIT Financial Trust — Chairman

I was just going to say, though, that’s across all business lines, Bob.

Bob Napoli - Piper Jaffray — Analyst

Okay.

Betsy Cohen - RAIT Financial Trust – Chairman

So it’s not limited to domestic TruPS.

Bob Napoli - Piper Jaffray — Analyst

What is it that’s related to domestic TruPS. That’s what I’m looking for.

Daniel Cohen - RAIT Financial Trust — CEO

It’s a substantial portion of that. You have to remember that the— most of that was in two CDOs, within two vehicles, that had the $450 million of restricted cash in it as of September 30th. So that most of our investment was in CDOs that had substantial ramp-up to go as of September 30th and that are making fresh investments for over 30% of that and were the most recently closed of these investments and the ones that have much lower concentrations of other vehicles, and of mortgage companies and home builders, and don’t have concentrations of companies that we would put on our watchlist.

Bob Napoli - Piper Jaffray — Analyst

Okay. I think did I hear you correctly, Dan, you said that at this point you intend to maintain that $0.46 dividend?

Daniel Cohen - RAIT Financial Trust — CEO

We believe that our cash flow, which continues and should allow us to support that dividend going forward.

Bob Napoli - Piper Jaffray — Analyst

Okay. And on a growth basis, you’re growing two businesses from here at this point, the domestic commercial real estate business and the European businesses; is that correct?

Daniel Cohen - RAIT Financial Trust — CEO

Yes.

Bob Napoli - Piper Jaffray — Analyst

And can you give me some feel for kind of the incremental growth, some kind of a broad range or something, whatever you feel comfortable with, for the fourth quarter and beyond?

Daniel Cohen - RAIT Financial Trust — CEO

Well, we’ve started lending in our pipeline again. What I can tell you is that our ROE expectations are very high, as you can see from if we continue a $0.46 dividend at our current stock price, the opportunity to buy back our stock is very attractive to us. So in terms of expanding our own free cash or our own available cash usage, the cash we have free on our balance sheet, in terms of growing these businesses we will do it somewhat but we anticipate that — what we’ve been working on is working with partners and commercial lenders to help us expand this business through our origination practices, both in Europe and in the United States. In Europe, we have a lot of unused cash that we’ll be able to deploy through the end of basically pre-funded loans, that was the $600 million plus number that we have to deploy in Europe— $650 million that we have to deploy in Europe. That we will be deploying over the next six to nine months.

And in the United States, we still have some undeployed capital. We do get paydowns regularly and we do expect paydowns in our portfolio, both those inside the financing vehicles and in the United States we’ll maintain those balances, we think, maybe not so necessarily grow the footings, per se, but change the asset types and change the ROEs and the ROAs in that portfolio and look to expand that portfolio by partnering with people that can appreciate and have use for the types of lending that we can do in the commercial real estate side. And we’re working — we’ve made decent progress in that area and shouldn’t — should hopefully be able to talk to you in the next conference call about that more in detail.

Bob Napoli - Piper Jaffray — Analyst

Okay. So modest growth of the owned portfolios, partnering with others that have balance sheets. And what ROE— what have you raised your — how many basis points have you raised your ROE target.

Daniel Cohen - RAIT Financial Trust — CEO

When I say that we raised our ROE target, we don’t have a hard and fast ROE target, per se. But when you look at the -— where our stock has been and the dividend yield that we have on that, that’s the type of ROE that we’re looking for if we’re going to be deploying funds.

Bob Napoli - Piper Jaffray — Analyst

Okay. Thank you.

Daniel Cohen - RAIT Financial Trust — CEO

From our available free cash.

Bob Napoli - Piper Jaffray — Analyst

Thank you.

Operator

Your next question comes from the line of Andrew Wessell with JP Morgan. Please proceed.

Andrew Wessel - JP Morgan — Analyst

Hey, guys, I wanted to just kind of touch on what Bob was talking about I don’t know if we got the full extent yet in terms of remaining exposures to Taberna. I think the argument can be made that a lot of the discounted book right now is from — probably from expected continued write-downs there and if that can be disproven, I think it would be a real benefit. In terms of being able to kind of quantify what equity do you still have exposed. What Triple Bs do you still own. I guess you could break it up into two groups, Taberna two through seven, which looks like you probably wrote off most of that, given the $343 million gross payoff and then Taberna 8 and 9, what do you still have, how much is still on repurchase agreements, et cetera.

Daniel Cohen - RAIT Financial Trust — CEO

We don’t have anything on repurchase agreements, per se, although we do have some securities in a warehouse that we’ve moved out substantial amounts over the last few weeks. Overall, we have $100 million of exposure left in Taberna 2 through 7, ranging in priority of payments from what you call Double A, which is a third priority of payment, all the way down through the equity. And most of it — and actually, none of that really, — none of that really is equity. I apologize, that’s in the Triple B and above range.

And then we have $275 million in Taberna 8 and 9, two groups that have $450 million worth of cash. I know that we’ve had exposure to mortgage companies that have had problems in this credit environment and certainly nobody wants to have any exposure to the mortgage sector today. Or to the home building sector. That having been said, we believe that these are two CDOs that each of them are not levered 20 to one, they’re not levered ten to one, they’re levered about 5.2 to one and we have a lot of capital in them, back at the end of last quarter, almost a third of it in cash and the opportunity to be very selective in those portfolios. As we continue to collect payments and get earnings from those CDOs, I think that’s where we — that’s how — the proof is in the pudding there, unfortunately, in that. I wish I could give you a perfect scenario that could explain to you the future is perfect, but today I think everybody’s attitude on credit is relatively negative. That having been said, we feel comfortable with our investments to generate cash and, as you can see in this quarter, adjusted earnings in excess of the dividend that we expected to pay and that in terms of our continued dividend, we’re not entirely dependent upon the earnings from those two CDOs, where our ROEs in those two CDOs, on average, are much lower than what we have experienced because the leverage is not nearly as high.

Andrew Wessel - JP Morgan — Analyst

That makes sense. In terms of getting to that $100 million that’s left in two through seven, still the double As and triple Bs, so if I look at an the presentation you gave back in NAREIT saying there was— in two through seven you had about $310 million total debt and equity exposure. And so you’re saying you have $100 million left. So we can assume that $200— little over $200 million of the total impairment, the gross impairment made during the quarter was from Taberna two through seven. I guess the question then becomes what was the other $130 million of impairment, on a gross level— what was that attributable to?

Jack Salmon - RAIT Financial Trust — CFO. Treasurer

The part you’re missing in the analysis, Andrew, is of the $300 million or so that you were just referring to, approximately $95 million was allocated to the minority interest. So, our share of the impairment was about $240 million, net number you started out with.

Andrew Wessel - JP Morgan — Analyst

Good deal. So there’s still that $100 million — I guess when you go through your analysis, I mean, you’re looking at still Double A through Triple B and the allocation of problem assets across those various CDOs makes you feel like the Triple Bs still have full recoverable value.

Daniel Cohen - RAIT Financial Trust — CEO

We actually don’t look at an asset — we don’t look at it investment by investment, security by security, but rather assets underlying the individual securities. There happen to be certain collateralized debt obligation funding vehicles that have a higher concentration of problematic home builders or mortgage companies and that’s where we’ve taken our biggest hits. It’s not evenly distributed among the whole entire population of the— of the-— of the portfolio. So we do feel comfortable with where we are here. And we do feel comfortable that we’re going to continue earning a return on these assets after—— as we move through this what we think is the — is the period of the most stress and continue to monitor carefully our borrowers and manage our exposures and don’t — manage our exposures going forward.

Andrew Wessel - JP Morgan — Analyst

Okay. Great. And then in terms of just Taberna Europe two, can I clarify. So, you only have €17.5 million of exposure to that entire securitization in terms of debt, equity, any exposure that you have.

Daniel Cohen - RAIT Financial Trust — CEO

Yes.

Andrew Wessel - JP Morgan — Analyst

Okay. Great. Thank you very much.

Daniel Cohen - RAIT Financial Trust — CEO

Thank you.

Operator

Your next question comes from the line of Lee Cooperman with Omega Advisor. Please proceed.

Lee Cooperman - Omega Advisor — Analyst

Thank you. I apologize for asking this question, but the general rule when I have a stock yielding 25% selling 60% of economic book value, I would like to give management an opportunity to repeat some of the the things they’ve already said. So first, not in any order of importance but there’s some people that think that the business model doesn’t work going forward in a credit restrained world. What I would like to do is get all these questions out at one time. Kind of wondering how you guys think about the business model. You’ve addressed it tangentially by saying you have better lending opportunities than you’ve ever had. Does the business model work in the kind of credit environment like we’re in currently and will likely remain in for a while? Second, basically, what is the aggregate or approximate value of low earning assets in the portfolio that you could swap for 25% yielding, and 60% of economic book value paper? In other words, order of magnitude that you could move out of some portfolio holdings into your own equity? Third and not looking to make a specific forecast but just more of a general kind of observation, is the $0.54 number for the third quarter in your mind a plateau that can go either way or do you have a degree of optimism that we are at a trough now and that over time that this earnings level, this $0.54 number could be improved over time? And finally, I think you’ve addressed it but maybe I’ll ask it a different way. Based upon your October results which are behind you and your outlook for the present quarter, would it be the intention of management to recommend to the board the sustaining of the current dividend of $0.46. Thank you for any help you could give.

Daniel Cohen - RAIT Financial Trust — CEO

Any follow-up questions on that? [ LAUGHTER ]

Lee Cooperman - Omega Advisor — Analyst

I could give you a few more. But I don’t want to take more time.

Daniel Cohen - RAIT Financial Trust — CEO

That’s okay. I’m just joking. As for the question — does this model work.

Lee Cooperman - Omega Advisor — Analyst

So was I.

Daniel Cohen - RAIT Financial Trust — CEO

We’ve gathered a lot of term funding for long-term. And inasmuch as we have made loans, some of them revolve, both in our Taberna 8 and 9 CDOs as well as where we have a large number of assets which are shorter term assets, not long-term trust preferred assets, which I would like to point out to everybody. And inasmuch as we have $1.4 billion of financing for commercial real estate that will revolve on a continuous period for another five and-a-half years, just revolving through that portfolio at higher spreads allows us to continue forward.

In terms of a business model working, certainly if our business model were to issue large amounts of debt and have new highly leveraged structures in this environment and create new debt right now in today’s environment, that we can’t do today. We’re not saying that we can do. Our business model, though, in terms of asset generation, both in Europe and asset management both in Europe, allows us to pursue other paths, to hopefully do what companies like to do, which is grow the earnings. We are a company that has a track record both in innovation, some of which has resulted in unanticipated period, we underwrote trust preferred assets to 30 year horizons and we had more than a 30 year horizon event and also in terms of conservative lending practices on the commercial real estate side and great credit officers overall.

And, inasmuch as we can apply that to growing our dividend both in terms of growing the fee income and in terms of looking at good opportunities and using our skills and our experience in multiple credit environments to push through the type of multi-family loans that we have into the Freddy 223F programs, the Fanny Mae, Second Bite of the Apple programs, other things like that, that’s a model that I think that we’ll be able to move forward with. So, we’ll have a large portfolio that we’ll manage that will revolve, that will increase the returns on assets on. Did I answer that question?

Lee Cooperman - Omega Advisor — Analyst

That’s the first question. Then the second question, not in order, but if you looked at your October results and your expectations for the fourth quarter, I’ll repeat all the questions, do we feel comfortable with the management be of the mind to recommend to the board the maintenance of the existing dividend and I guess maybe inferentially answered one of the questions, is the $0.54 in Q3 a base upon which to grow or a plateau that can go either way?

Daniel Cohen - RAIT Financial Trust — CEO

Well, I’m going to answer those questions directly. Then we’re going to return to the business model. Betsy would like to also address that.

Lee Cooperman - Omega Advisor — Analyst

Good.

Daniel Cohen - RAIT Financial Trust — CEO

In terms of the — there’s so many questions. In terms of the dividend, we have a $0.46 dividend. That’s our baseline dividend. That’s why we authorized the dividend. We would not have asked the board — management would not have asked the board to authorize a dividend that we did not think would be a baseline to grow in the future. We received cash flow in the month of October that’s substantial and we have substantial cash resources and therefore, while we have another month until we recommend the dividend, there’s no reason for me to think that we wouldn’t be recommending — that our dividend recommendation wouldn’t be in line with what we think that we can grow. It’s our job as a management team to grow that dividend back from this point. As to — Betsy, why don’t you — you wanted to address the business model question.

Betsy Cohen - RAIT Financial Trust — Chairman

I was just going to add to what Daniel set out very cogently, the fact that we have all been focusing with absolute appropriateness on the assets and the asset quality of a particular segment in the marketplace in our portfolio. But really not focusing as part of the business model on the value of the liability— fixed liabilities which we have. And I think that they’re significant, if we were — I hate to use the word bank on a day like today, but if we were a financial institution and we had seven to ten year CDs at the kinds of rates that we have fixed financing and we had the ability to revolve the loans on a short-term basis and not only earn fees and management fees, but be lending within a credit cycle, I think that there would be tremendous value attributed to that. Daniel has spoken about the fact, and Jack, that a portion of the funds that we have available to us are not even lent out yet. So we’re lending — we’re in the position if you again think of us as a financial institution of lending with very open eyes and having learned what the new financial rules are and have a broad portfolio to create in an environment in which there is significantly less capital being diverted to this segment. So all of those things I think in one measure or another are important to the validity of the business model.

Lee Cooperman - Omega Advisor — Analyst

Got you. And not in any way attempting to get you into a forecasting game, but the question I’m trying to figure out is the $0.54— is that a level that you folks feel comfortable you can grow from so it’s a trough rather than a plateau that could break either way? Would you guys be disappointed if looking at a year from now your earnings weren’t — your adjusted earnings weren’t running more than $0.54 times four?

Daniel Cohen - RAIT Financial Trust — CEO

We expect to grow our earnings over the course of a year. Okay. Will they be substantially higher, in the fourth quarter?

Lee Cooperman - Omega Advisor — Analyst

No, no, I said a year from now.

Daniel Cohen - RAIT Financial Trust — CEO

A year from now, we expect to grow our earnings over the course of a year.

Lee Cooperman - Omega Advisor — Analyst

A last question, only because of the-— I realize capital is king right now, so shedding capital might not be prudent, but if you had 6% yielding assets in the portfolio that you could swap for 25% yielding assets, EG your common stock, it would be extremely accretive. Is there any meaningful amount of money — it’s more like $10 million or less rather than a bigger number.

Daniel Cohen - RAIT Financial Trust — CEO

Lee, as you have always counseled us to be prudent with our liquidity, we will be prudent with our liquidity. We wound up the quarter with cash. That having been said, we do believe our stock is a good buy. And that— we believe at these prices, it really is hard for us to find alternative uses for free cash. So, inasmuch as we can free up assets, where we can see repayments or we can see other things happening-— because unlike we’re not invested in tradable assets. We sold a lot of our tradable assets in order to pay down our repo lines as quickly as possible. Inasmuch as we can monetize assets as prices that make sense, you will see us looking to reduce our share count.

Lee Cooperman - Omega Advisor — Analyst

I know you guys have been working very hard. I just want to tell you that the shareholders appreciate it and it’s been a tough period and hopefully in the end we’ll all be happier.

Daniel Cohen - RAIT Financial Trust — CEO

Thank you very much.

Operator

Your next question comes from the line of Jason Arnold with RBC Capital Markets. Please proceed.

Jason Arnold - RBC Capital Markets — Analyst

Hi, good afternoon. I just had actually a quick follow-up question on what Bob and Andrew were getting at. On the $275 million remaining exposure on Taberna 8 and 9, what was that composed of in terms of a breakout of equity tranche versus Triple B, Double B, all that good stuff.

Daniel Cohen - RAIT Financial Trust — CEO

We’ll have that detail, Jason, for you in the Q when it’s filed and we’ll be glad to follow up with you.

Jason Arnold - RBC Capital Markets — Analyst

Okay. Fair enough. On the Europe deal, the €17.5 million you invested in the equity piece there, what’s the return on equity on that investment?

Daniel Cohen - RAIT Financial Trust — CEO

Well, as you know, Jason, as I said, we have $650 million left to deploy in that asset, so it depends really what we get in terms of the assets. The returns there should probably be— without accounting for management fees, somewhere in the 15% plus range. So that’s without accounting for the fees that we get for managing that. So—

Betsy Cohen — RAIT Financial Trust — Chairman

The management fees themselves as detailed in the description of the transaction could provide you with the excess, if you want to think of it that way, yield on that investment.

Jason Arnold - RBC Capital Markets — Analyst

Okay. And then I was wondering if you could give us an update on the CDO market. Looks like you guys have somewhere around $400 some odd million to be deployed in current deals and what’s the outlook for growth there? What do you anticipate going forward?

Daniel Cohen - RAIT Financial Trust — CEO

You know, CDO is a bad word today. And I can’t tell you that I expect a lot of issuance of new CDOs of any type, whether they have good credit performance or not. So we do see collateralized loan obligations and collateralized debt obligations that are backed by good collateral being able to price slowly over the next year or so. But in terms of looking at what we’re doing, our business plan does not include the securitization of assets. It would be a — well, that’s not true. In Europe we actually anticipate that next year we’ll be able to do a securitization again of assets that we believe will be well-received and –

Betsy Cohen - RAIT Financial Trust — Chairman

I think on the CRE side we are substituting for what has been served by the CDO or financing vehicle a — what Daniel described previously, which is either managed funds for others or a combination of joint venture and bank debt, which will supplant the CDO structure until that market comes back, if it does.

Daniel Cohen - RAIT Financial Trust — CEO

Yes, so I think we are looking at lower leverage alternative structures. The asset spreads are expanding, not to the point where it makes it attractive relative to our target ROEs given where our stock is. But given what we expect to develop over time and working with partners and having the ability to source assets and analyze assets, very unusual or maybe not unusual but difficult to identify smaller assets. We think that we have a strong franchise in both Europe and the U.S. that should allow us to develop other funding mechanisms out of this. So CDOs, per se, we don’t — we believe the marketplace will be 20% of what it was, our CRE CDO product meeting the types of loans that we do, they’re good loans. They should be well-funded. It should be something people should want to invest in and we expect that to continue and we have always — we’re looking for new formats for term funding. Was that understandable?

Jason Arnold - RBC Capital Markets — Analyst

No, that helps out. Thank you. And just one other quick one here, in terms of the valuation of your balance sheet on a GAAP basis, you know, I know there’s a difference between your economic investments and GAAP, but going forward with FAS 157, what percentage would be considered of the current balance sheet would be considered management estimated value, like a level three versus a level two or level one?

Jack Salmon - RAIT Financial Trust — CFO. Treasurer

Jason, we are in the process of looking at that analysis and we’ll be adopting that at first quarter ‘08 so we have nothing to report at this point on fair value adjustment.

Jason Arnold - RBC Capital Markets — Analyst

Thank you so much.

Operator

Your next question comes from the line of David Fick of Stifel Nicolaus. Please proceed.

Daniel Cohen - RAIT Financial Trust — CEO

Hi, David, how are you?

David Fick - Stifel Nicholaus — Analyst

I’m fine, thanks. Good afternoon. I’m a little confused about some of your answers on the business plan because you know, if you look at your sources of capital today, virtually none of them would be available to you for replacement purposes. So what you’re talking about is churning your existing capital in terms of executing a business plan, perhaps with some higher spreads going forward to get a little bit of earnings growth. But you couldn’t build this thing as you are currently formatted now. So my fundamental questions are why wouldn’t you cut the dividend to the minimum, you talk about cash being king, that’s obviously true. Why wouldn’t you preserve as much cash as possible? And why wouldn’t you consider de-REITing at this point?

Daniel Cohen - RAIT Financial Trust — CEO

We appreciate your questions. And in terms of looking at that, the first thing that we look at is what do we think our continuing adjusted earnings are which is what we think is a measure for our distributable cash. If we believe that we can continue not even at the $0.54 a share level but even at the $0.46 share level, it is hard. while cash is king, there’s a limit to the value of being king.

In today’s environment, the returns that you can get are not in the level of the returns that you can get in terms of, overall you see it occasionally, selectively, and we are building a pipeline of assets that we think are financeable at the types of return on equity and low risk possibilities that we can have going forward. As to de-REITing, that’s not even a question. That’s a question that is available to the shareholders and not to management. Our bylaws are very clear. The company can only de-REIT if the majority of the shareholders who vote for that de-REITing. We don’t expect that to be the desire of the company, nor do we see any reason to do so.

Betsy Cohen - RAIT Financial Trust — Chairman

I think you also have underestimated the length of the liabilities. You say you couldn’t build it today. But the average — these are new liability structures. So the average life for them is long. We’ve said to you and so we’re not going to be able to predict what will happen in the next five to seven years. I think that we have also said, and maybe just not clearly enough, that we anticipate being able to do a fixed liability structure in Europe within the year and that we are building financing sources that are not merely turning the portfolio, although that’s a profitable thing to do, but rather involve the infusion of new funds, although they may not all show up on our balance sheet. So I think that we have a variety of sources for continuing funding in addition to the liability structures, which have a long life.

Daniel Cohen — RAIT Financial Trust — CEO

And that’s really our goal as a management team, is to be able to develop alternative structures. We’ve been working on this already for a few months now. And so while we had — we hoped to add more clarity to this by the next time that we have our conference call.

David Fick - Stifel Nicholaus — Analyst

I appreciate that there are a lot of questions that are tough to answer, given that you’ve been fighting alligators in a liquidity crisis.

Daniel Cohen - RAIT Financial Trust — CEO

That’s not what I said. You know, I appreciate it if you didn’t imply that’s what I said. What I said was that as we go forward in today’s environment, we’re developing new programs and they’re not complete and defined yet.

David Fick - Stifel Nicholaus — Analyst

I was complimenting you. I’m sorry. But I know you’ve had a lot on your plate and new things will emerge and you know, you’re at a point now where you have the opportunity to think about other things beyond just surviving and I think you’re to be commended for getting here.

Daniel Cohen - RAIT Financial Trust — CEO

Thank you very much, David. But —

David Fick - Stifel Nicholaus — Analyst

I understand. Everybody’s sensitive and on edge now. But the — I guess my next question is you still have $35 million in warehouse deposits. I was under the impression that was related to the Euro CDO. But it didn’t change quarter over quarter. What is that.

Daniel Cohen - RAIT Financial Trust — CEO

We have certain assets on our— warehouse line which we— at the end of the-— we expect to dispose over the course of this quarter and that is cash that is securing those assets.

David Fick - Stifel Nicholaus — Analyst

Okay. As it relates to the Taberna good will, why would there be any retained value there. Why would there be anything maintained on the balance sheet, as opposed to written off at this stage.

Jack Salmon - RAIT Financial Trust — CFO

We did a complete analysis, as you’re required to do, at least on an annual basis and revalued the assets from the original purchase accounting. So the adjustment I spoke about reflects the adjustment for final purchase accounting from 2006 merger and it had about a $50 million decrease to good will. That level of good will has been deemed not impaired.

David Fick - Stifel Nicholaus — Analyst

And you will assess that quarter by quarter as you go forward?

Daniel Cohen - RAIT Financial Trust — CEO

These are events occur on an annual basis, yes.

David Fick - Stifel Nicholaus — Analyst

The investment in Urban Retail Properties, can you review for us what that is and why now?

Daniel Cohen - RAIT Financial Trust — CEO

Yes, well, we’re commercial lenders and when we make a commitment to make an investment that we’re very excited about, but, even if we weren’t excited about it, we follow through on our investments. We thing this is a great partnership for us and will allow us to develop very nicely. I’m going to turn it over to Betsy to continue.

Betsy Cohen - RAIT Financial Trust — Chairman

I think that you know, I’ve often said to you that we think of ourselves as a knowledge based company. One of the things that we know how to do, as Daniel said, is develop new liability structures and that’s one of the things we’re working on. One of the elements that we felt might be missing from our overall knowledge was as much retail information as we would like to have. We had an opportunity to partner with people that we thought are among the best in the country, to provide us not only with the information that will allow us to make better loans, but those which will allow us to make corrections within lending situations earlier because of the vast amount of experience that they’ve had. It’s going to have a third benefit to us as well, in that they are providing us with an opportunity to see within that sector, to see new opportunities and we think that that’s a very good thing. They have, as you know better than anyone, they have an underlying opportunity with CALSTRS. to provide equity financing and so we will be right in the stream of information and opportunity in that program.

David Fick - Stifel Nicholaus — Analyst

This was something that predated this summer?

Betsy Cohen - RAIT Financial Trust — Chairman

We had been talking to Urban for six months, seven months. I just couldn’t date it for you, to tell you the truth.

Daniel Cohen - RAIT Financial Trust — CEO

And, I think it will be an exciting piece of our platform going forward. We think the ROEs on this particular investment will well exceed our ROE threshold, even for a $0.46 dividend per quarter on our current stock price.

David Fick - Stifel Nicholaus — Analyst

Great. Well thank you. Keep it up.

Daniel Cohen - RAIT Financial Trust — CEO

Thank you, David.

Operator

Your next question comes from the line of Michael Cohen with Sinova Capital.

Michael Cohen- Sinova Capital

Hi Betsy, hi Daniel. Thank you for taking my question.

Daniel Cohen - RAIT Financial Trust — CEO

Hi, Michael. Just to clarify, we’re not relatives.

Michael Cohen- Sinova Capital

I’m aware. But you two are.

Daniel Cohen - RAIT Financial Trust — CEO

To your benefit, Michael. [ LAUGHTER ]

Michael Cohen- Sinova Capital

Although I have a son named Daniel. [ LAUGHTER ] You know, on your August call I think you did an excellent job of walking through the sort of equity exposure as well as the Double B exposure to Taberna. I know a lot of people have asked the question today. I didn’t quite get — follow kind of the numbers and so I went back to the transcript. You guys had $191 million of equity and $86 million of Double B debt related to Taberna. And of the I guess $247 million of charges, would that essentially go against those two numbers. Is that the way to think about that?

Jack Salmon - RAIT Financial Trust — CFO

Essentially, those numbers you’re quoting related to T2 through 7.

Michael Cohen- Sinova Capital

Right.

Jack Salmon - RAIT Financial Trust — CFO

And so the charges that we took primarily fall into those categories, yes.

Michael Cohen- Sinova Capital

Okay. And then the warehouse that— or the thing — I believe there were some assets that were funded with repo funding that obviously you guys have paid down. What was the nature of the assets that were on repo funding and what’s the status of them today, if you could –

Jack Salmon - RAIT Financial Trust — CFO

As I said in my comments, there are two primary categories of assets that we use repo financing for. One was the residual interest in our residential mortgage portfolios and the second was securities that we had created in association with our most recent CDOs which we held temporarily. Some of those securities have subsequently been issued to the market and that caused the ability to pay down the repos and we paid down the repos as required on every other financing.

Michael Cohen- Sinova Capital

So those were securities that were essentially accumulating theoretically sort of in a warehouse but not in warehouse.

Jack Salmon - RAIT Financial Trust — CFO

Not in a warehouse. These are the debt securities in our transactions that did not get issued at closing and have been issued on a secondary basis. In order to close the transaction we needed the cash. The cash that we closed the transaction was actually borrowed on short term repo. When the securities were issued, the short term repos was repaid in full.

Michael Cohen- Sinova Capital

Okay. Great. Do have you any other exposures besides the Double B and the equity piece that you’ve written down to the Taberna 2 through 7, either on the debt side.

Daniel Cohen - RAIT Financial Trust — CEO

We own some Triple B securities and we own some Double A securities as well.

Michael Cohen- Sinova Capital

Okay and how large is that and were those impaired at all?

Daniel Cohen - RAIT Financial Trust — CEO

No, no, they weren’t. They weren’t impaired. As we went — I think we answered the question before as to the additional $100 million of exposure. I think we’ll go through it more detailed, hopefully we’ll give background in the Q as well, there will be a lot of background too.

Betsy Cohen - RAIT Financial Trust — Chairman

It will be filed at the end of the week.

Michael Cohen- Sinova Capital

Great. Thank you so much. Have a nice day.

Daniel Cohen - RAIT Financial Trust — CEO

Thank you, Michael.

Operator

Your next question comes from the line of David Chiaverini with BMO Capital Markets. Please proceed.

David Chiaverini - BMO Capital Markets — Analyst

Thank you. Couple questions. The first one is— I know you addressed it in your prepared remarks but could you describe again the compensation expense, why that jumped up to $10 million plus this quarter?

Daniel Cohen - RAIT Financial Trust — CEO

There were two elements, one of it was it tracked to a certain extent the fee income that increased, that was recognized, didn’t increase, but it was offset somewhat by the fee income. The other thing is that as required by FAS 91, when we recognize fee income, it recognizes it’s an offset to compensation and G&A expense so that if you look at our ongoing cash compensation and non cash compensation, all-in compensation, we think it’s probably this quarter is an anomaly and doesn’t really represent the cash compensation because of the fee accounting arrived at these levels. We expect that our cash compensation should be substantially lower, between — Jack? That’s including the non cash. $7.5 is our all-in compensation cost on a basis and then the good percentage of that is a third of that is non cash meaning, restricted stock from historical grants that are vesting.

David Chiaverini - BMO Capital Markets — Analyst

Okay. Okay. That’s helpful. And then regarding Taberna 8 and 9, it’s my understanding that you haven’t received the management fees up through the third quarter. Is it true that the fourth quarter is when you’re going to get paid for the first time for Taberna 8 and 9?

Jack Salmon - RAIT Financial Trust — CFO. Treasurer

It’s not that we didn’t receive them. The first scheduled pay date for Taberna 8 was this past quarter and we were paid those fees today, as a matter of fact.

Daniel Cohen - RAIT Financial Trust — CEO

So that will fall in the fourth quarter?

Jack Salmon - RAIT Financial Trust — CFO. Treasurer

It will be fourth quarter results, that’s correct.

Daniel Cohen - RAIT Financial Trust — CEO

October, the end of October, which is the fourth quarter event.

David Chiaverini - BMO Capital Markets — Analyst

And that’s Taberna 8 and 9 or just 8?

Jack Salmon - RAIT Financial Trust — CFO. Treasurer

It’s — there are fees on Taberna 8 and 9 but most of Taberna 9, the largest will be first quarter of ‘08.

David Chiaverini - BMO Capital Markets — Analyst

And those fees— how much do those fees— the Taberna 8 fees amount to? Is that a couple million or several million.

Jack Salmon - RAIT Financial Trust — CFO. Treasurer

We’ll have to get that detail for you. We’ll be glad to do that after the call.

David Chiaverini - BMO Capital Markets — Analyst

That’s all, thanks. Thank you very much, David.

Operator

At this time, I would now like to turn the call over to Mr. Daniel Cohen for the closing remarks.

Daniel Cohen - RAIT Financial Trust — CEO

Well, the closing remarks are thank you very much for attending our conference call, our third quarter conference call. I hope that we clarified the — any questions that you had and I hope that we provided insight into why we think we should be able to — management should be able to move the company forward from the levels of distributions that we’ve set today and continues to work on new growth initiatives and continuing the improvement of the yields on our portfolio that we have already in place with long-term funded debt. So thank you very much. And I will talk to you next quarter.

Operator

Ladies and gentlemen, that concludes the presentation. You may now disconnect and have a wonderful evening.